EXHIBIT 99.1


[K & F INDUSTRIES LOGO]
       600 Third Avenue
     New York, NY 10016
                                                           FOR IMMEDIATE RELEASE

                                                                       CONTACTS:
                                                          K & F Industries, Inc.
                                                             Kenneth M. Schwartz
                                                                    212/297-0900

                                                            Lehman Brothers Inc.
                                                      Liability Management Group
                                                           212/528-7581(collect)
                                                     or 800/438-3242 (toll free)


K&F INDUSTRIES, INC. RECEIVES REQUISITE CONSENTS IN SOLICITATIONS FOR 9 1/4% SENIOR SUBORDINATED NOTES DUE 2007 AND 9 5/8% SENIOR SUBORDINATED NOTES DUE 2010

New York, November 5, 2004 - K&F Industries, Inc. (the "Company") today announced that it had received the requisite consents in its consent solicitations for its $145 million outstanding principal amount of 9 1/4% Senior Subordinated Notes due 2007 (the "2007 Notes") and its $250 million outstanding principal amount of 9 5/8% Senior Subordinated Notes due 2010 (the "2010 Notes" and, collectively with the 2007 Notes, the "Notes"). Consents were received and the 2007 Notes were tendered with respect to over 99.37% of the 2007 Notes. Consents were received and the 2010 Notes were tendered with respect to over 95.77% of the 2010 Notes.

The consent condition has been satisfied with respect to each series of Notes. Notes tendered prior to 5:00 p.m., New York City time, on November 4, 2004 (the "Consent Expiration Date") may not be withdrawn and the related consents may not be revoked. On the applicable payment date, holders who tendered their Notes prior to the Consent Expiration Date will receive the total consideration (including the consent payment of $30 per $1,000 in principal amount of Notes) for such series of Notes. The total consideration for each series of Notes will be determined in accordance with the procedures set forth in the Offer to Purchase and Consent Solicitation Statement, dated October 20, 2004, as amended (the "Offer to Purchase").

The Company and U.S. Bank National Association, the trustee under each of the indentures pursuant to which the Notes were issued (the "Indentures"), plan to execute supplemental indentures to the Indentures in order to effect the proposed amendments to the Notes and the Indentures, as provided in the Offer to Purchase. However, the amendments will not become operative with respect to a series of Notes until the Company purchases validly tendered Notes of such series pursuant to the related tender offer.

The tender offers will expire at 5:00 p.m., New York City time, on November 18, 2004, unless extended or terminated. The pricing of the total consideration and the offer consideration for the 2010 Notes is expected to occur as of 2:00 p.m., New York City time, on November 8, 2004.


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Lehman Brothers Inc. is the dealer manager for the tender offers and the solicitation agent for the consent solicitations. All inquiries regarding the terms of the tender offers and consent solicitations should be made to the Liability Management Group at Lehman Brothers Inc. at (212) 528-7581 (call collect) or (800) 438-3242 (toll free).

This release is for informational purposes only and is neither an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the Notes. The offer to buy the Notes is only being made pursuant to the Offer to Purchase and related documents. The tender offers and consent solicitations are not being made to holders of the Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the tender offers and consent solicitations are required to be made by a licensed broker or dealer, they shall be deemed to be made by Lehman Brothers on behalf of the Company.

The Company is one of the world's leading manufacturers of aircraft wheels, brakes and anti-skid systems for commercial, general aviation and military aircraft. The Company is also the leading worldwide manufacturer of aircraft fuel tanks as well as a producer of aircraft iceguards, inflatable oil booms and other products made from coated fabrics for commercial and military applications.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company's filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, unless required by applicable law.